Exhibit 99.1

Press Release

Entrust Announces Financial Results for 4th Quarter and Fiscal 2007

Revenue Growth and Cost Containment Drives Return to Profitability in 4th Quarter

DALLAS – January 29, 2008 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter and year ended December 31, 2007.

Revenue for the fourth quarter increased to $26.7 million, an increase of 11 percent from $23.9 million in Q3, 2007. Revenue in the fourth quarter was driven by increased product revenue, which accounted for approximately 38 percent ($10.1 million) of total revenue in the quarter, an increase of 24 percent from $8.2 million in Q3, 2007. Deferred revenue increased in the quarter to approximately $27.9 million, an increase of approximately $4.3 million, from $23.6 million at year-end 2006. Approximately 60 percent of the deferred increase came from product related subscription offerings. Services accounted for approximately 62% ($16.5 million) of total revenue in the quarter, an increase of 5 percent from $15.8 million in Q3, 2007. Services revenue of $16.5 million in the quarter represents the company’s highest quarterly services revenue in almost three years and was driven mainly by record support and maintenance revenue in the quarter. Total revenue for the full year ending December 31, 2007 was $99.7 million, an increase of 5% from 2006.

“We are extremely pleased with our financial performance for the fourth quarter and the year,” said Bill Conner, Entrust chairman, president and chief executive officer. “In 2007, we grew total revenue five percent, increased deferred revenue 18 percent, improved non-GAAP earnings to breakeven for the year, an eight cent per share improvement over last year and we generated nearly $1.0 million of cash flow from operations before net changes to accruals for past restructuring costs. I am also pleased that we continued to transition our business model to increased smaller transactions and subscription revenue in 2007.”

Entrust recorded a Q4, 2007 net income, calculated in accordance with GAAP, of $969 thousand, or $0.02 per share, compared to Q4, 2006 net loss of $1.7 million, or $0.03 per share. For the full year ended December 31, 2007, Entrust recorded a net loss, calculated in accordance with GAAP, of $6.2 million, or $0.10 per share, compared to 2006 net loss of $15.4 million, or $0.26 per share.

Entrust recorded a Q4, 2007 non-GAAP income of $2.2 million, or $0.04 per share, compared to Q4, 2006 non-GAAP income of $50 thousand or $0.00 per share. For the full year ended December 31, 2007, the company recorded non-GAAP income of $46 thousand, or $0.00 per share or breakeven, compared to 2006 non-GAAP loss of $4.6 million, or $0.08 per share. Entrust was also cash flow from operations positive by $723 thousand for 2007, net of change in accrued restructuring charges. The non-GAAP figures exclude amortization of purchased intangibles and stock-option based compensation expense. See the financial table below reconciling these non-GAAP figures to GAAP.

Entrust ended the quarter with cash and cash equivalents of over $20.5 million and no debt.

“In 2007 we accomplished many of the goals we set out for the company,” said David Wagner, Entrust senior vice president of finance and chief financial officer. “We achieved record customer transactions, new

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customers and Entrust IdentityGuard transactions, increasing 46%, 64% and 98% over 2006, respectively. We also increased our product subscription revenue by 30%, increased our services subscription revenue by 9% and increased revenue from deals under $500,000 to 89% of product revenue, an increase of 21% over last year. This transition in our business model this year to smaller deals and subscription based product and services offerings helps us moderate our financial risk as we head into 2008.”

Financial Outlook:

Entrust is targeting first half 2008 revenue of between $50.0 million and $53.0 million. For the full year 2008, Entrust is targeting total revenue of between $106.0 million to $110.0 million. Entrust is targeting a net loss in accordance with GAAP of $0.01 per share for the first half of 2008. On a non-GAAP basis the company is targeting a profit of $0.03 per share for the first half of 2008. For the full year 2008, Entrust is targeting a net income in accordance with GAAP of approximately $0.02 per share. On a non-GAAP basis the company is targeting a full year profit of $0.10 per share. The company’s Q1, 2008, total expenses on a non-GAAP basis are expected to be approximately $25.0 million. The Company expects to be cash flow positive from operations before adjustments to exclude the effects of the net change in accrued restructuring charges for the full year by over $10.0 million. See the financial table below reconciling the non-GAAP figures to GAAP.

“As I look ahead to our 2008 objectives, we are again focused on delivering growth in revenue, deferred revenue, earnings and cash flow,” added Conner. “I am encouraged by the fact that we are off to our fastest quarterly start in a number of years with product revenue of nearly $5.0 million already in the close process this month.”

2007 Highlights:

•	Total revenue of $99.7 million increased 5% from $95.2 million in 2006
•	Product revenue of $36.4 million increased 2% from $35.5 million in 2006
•	Deferred revenue for 2007 ended at $27.9 million, an increase of $4.3 million, or 18% over year-end 2006 driven by nearly 60% of the increase coming from product related bookings.
•	Total Services revenue of $63.3 million increased 6% from $59.7 million in 2006. Specifically, maintenance revenue, the key component of Entrust’s Services had a record year, increasing 9% from 2006.
•	Revenue from subscription based product and services accounted for 51% of total revenue for 2007.
•	Entrust increased revenue per employee by 16% over 2006, to a company record high $219,000 per employee.
•	Net loss per share of $0.10, an improvement from a net loss per share of $0.26 in 2006.
•	Non GAAP income of $0.00 per share, an improvement from a non GAAP loss of $0.08 per share in 2006.
•	Entrust completed 472 total transactions in 2007, which represented a 46% increase from 2006.
•	Entrust added 133 new customers in 2007, which represented a 64% increase in new customers from 2006.
•

Revenue from transactions under $500 thousand increased 21% from 2006, continuing to drive the company’s strategy to be less reliant on large deals. Transactions under $500 thousand accounted for 89% of product revenue in 2007.

•

Entrust IdentityGuard transactions increased to 194 in 2007, up 98%, from 98 in 2006. New customer acquisition was strong in 2007 with 85 of the 194 transactions coming from new customers. Entrust IdentityGuard surpassed $11.0 million in life-to-date revenue and over 9.0 million licensed users worldwide.

•	Entrust Public Key Infrastructure (PKI) products revenue increased 11% over 2006. With core PKI increasing 40% and Entrust’s SSL Certificate business increasing 32% over 2006.
•

Entrust gained additional traction within its extended government vertical. Government product revenue was 9% higher than it was for 2006, due to government credentialing projects like HSPD-12 in the U.S. and ePassport and eBorder projects globally.

•	Entrust ended the year with $20.5 million in cash and cash equivalents and no debt, exceeding its goal of $20.0 million
•	Cash flow from operations net of change in accrued restructuring charges was positive $723 thousand for 2007, including prior years restructuring the company used $4.5 million in 2007.

Solutions Revenue Breakout

•	Entrust Emerging Growth Products accounted for 24% ($2.4 million) of product revenue for Q4, 2007. For the full year 2007, Emerging Growth Product revenue accounted for 23% of total product revenue.
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Entrust PKI Products accounted for 66% ($6.7 million) of product revenue for Q4, 2007. For the full year 2007, PKI product revenue accounted for 70% of total product revenue and increased 11% over 2006.

•	Entrust Single Sign-On Products accounted for 10% ($1.0 million) of product revenue for Q4, 2007. For the full year 2007, Single Sign-On product revenue accounted for 7% of total product revenue.

Q4 Technology and Industry Highlights:

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Entrust was chosen to provide PKI and secure e-mail to the Saudi Arabian government. The Kingdom sought a trusted vendor for their national ID project and to provide security for their e-government rollout, which would protect some 27 million citizens.

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SC Magazine named Entrust as a finalist for the Excellence Award Best Security Company category. IT-security vendors nominated their solutions for consideration in SC Magazine’s Awards program, and entries were judged by a panel of 18 leading chief security officers from major corporations and large public-sector organizations. The annual SC Magazine Awards have recognized key contributors and outstanding products in the security space for more than a decade.

•

Entrust launched a custom selection of solutions to help enhance security for Microsoft Exchange Server 2007 environments. Entrust offered three components of its layered security approach to enhance security for this powerful communication tool — Entrust Unified Communications Certificates (UCC), Entrust Entelligence Messaging Server and the Entrust IdentityGuard versatile authentication platform.

•

Entrust launched the latest version of the versatile authentication platform: Entrust IdentityGuard 9.0. The release added new authentication options like IP-geolocation and included integration with the Entrust open fraud intelligence network (OFIN).

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The Entrust IdentityGuard versatile authentication platform was chosen to secure and authenticate the identities of Open Solutions clients. Open Solutions leveraged Entrust IdentityGuard — specifically the solution’s grid card authenticator — to its customer base, which primarily consists of financial institutions with assets less than $20 billion.

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Banco Central del Ecuador deployed components of the Entrust layered security model, which included Entrust TruePass for zero-footprint public key infrastructure (PKI) capabilities; Entrust GetAccess for Web single sign-on (SSO); and the Entrust IdentityGuard versatile authentication platform for a range of strong authentication capabilities.

•

NASA partnered with Entrust to secure their ‘One NASA’ initiative. In order to maximize its IT security resources, NASA minimized overhead by using the Department of Treasury’s Shared Service Provider (SSP) PKI service for digital certificates. Originally, the Treasury SSP helped

NASA comply with HSPD-12 guidelines, as well as enabled the agency to further enhance its PKI capabilities.
•

Entrust public key infrastructure (PKI)-enabled digital signatures continued to secure U.S. ePassports. The U.S. State Department reached the 20 million milestone in December for total ePassport deployment. The digital signatures on ePassports illustrated how PKI technology is being used in a number of new applications, reinforcing PKI as the gold standard for digital security.

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ICICI Bank, India’s largest private sector bank with assets of more than $92 billion, selected Entrust to provide standard SSL certificates — a key component of a layered security approach — to protect their valuable customers when conducting transactions on the institution’s Web site. As part of the agreement, ICICI Bank standardized on Entrust SSL certificates for a five-year contract period.

•

Entrust GetAccess, a single sign-on solution, was named as an approved e-authentication solution for government Web portal applications. The Web access control solution meets SAML 2.0 requirements and helps provide secure access to government applications.

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Entrust announced that Nordic communications giant Telenor, which also is emerging as one of the fastest growing providers of mobile communications services worldwide, purchased Entrust GetAccess enterprise licenses for use with its customers and partners. Entrust GetAccess 8.0 is a proven, scalable Web access control solution that reduces cost and helps increase efficiency through online applications.

GAAP to Non GAAP Reconciliation

The following charges for the fourth quarter and full year of 2007, reconcile the GAAP and non-GAAP earnings per share:

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Stock-based compensation charge in accordance with SFAS 123R of approximately $624 thousand, or $(0.01) per share for the fourth quarter of 2007 and approximately $3.8 million, or $(0.06) per share for the full year of 2007.

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Amortization charges of intangible assets primarily associated with the acquisition of Business Signatures, Orion and AmikaNow of approximately $618 thousand, or $(0.01) per share for the fourth quarter of 2007 and approximately $2.4 million, or $(0.04) per share for the full year of 2007.

The following charges for the first half and full year of 2008, reconcile the GAAP and non-GAAP earnings per share targets:

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A stock-based compensation charge in accordance with SFAS 123R of approximately $1.5 million, or $(0.02) per share for the first half of 2008 and approximately $3.0 million, or $(0.05) per share for the full year of 2008.

•

Amortization charges of intangible assets primarily associated with the acquisition of Business Signatures, Orion and AmikaNow of approximately $1.2 million, or $(0.02) per share for the first half of 2008 and approximately $1.9 million, or $(0.03) per share for the full year of 2008.

See table below for further details of Entrust’s supplemental reconciliation of GAAP to non-GAAP measures.

Entrust will host a live teleconference and Webcast today, January 29, 2008 at 8:30 a.m. EST, featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner to discuss the company’s fiscal fourth quarter and fiscal year-end 2007 results. The conference call audio will be available live via dial-in at 1-800-732-9307 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1735442. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:30 a.m. EST, Today, January 29, 2008 through Tuesday, February 5, 2008 at 11:59 p.m. EST. The North American replay number is 1- 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21258622#.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust’s management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The company’s management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, restructuring charges and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors’ understanding of the company’s ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company’s competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust’s operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company’s cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust’s projected revenue, net income and net loss per share, non-GAAP income per share and cash flow from operations for the first half and full year 2008 and the company’s planned first quarter non-GAAP total expenses. Such statements are based upon preliminary estimates which involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses ,inaccuracy in preliminary estimates issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,700 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and email security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada,

Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:
David Rockvam	Michelle Metzger
Investor Relations	Media Relations
972-713-5824	(972) 713-5866
david.rockvam@entrust.com	michelle.metzger@entrust.com

ENTRUST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31st,		Year Ended December 31st,
	2007	2006	2007	2006
Revenues:
Product	10,123	$12,733	36,367	$35,487
Services and maintenance	16,543	15,266	63,298	59,696

Total revenues	26,666	27,999	99,665	95,183

Cost of revenues:
Product	2,011	3,159	7,796	7,579
Services and maintenance	7,947	7,579	30,359	29,279
Amortization of purchased product rights	368	337	1,400	1,075

Total cost of revenues	10,326	11,075	39,555	37,933

Total gross profit	16,340	16,924	60,110	57,250

Operating expenses:
Sales and marketing	8,255	9,457	34,368	33,888
Research and development	4,586	5,709	20,176	19,857
General and administrative	3,074	3,686	12,521	14,340
Restructuring charges and adjustments	—	—	—	2,765

Total operating expenses	15,915	18,852	67,065	70,850

Income (loss) from operations	425	(1,928)	(6,955)	(13,600)

Other income (expense):
Interest income	144	232	688	2,177
Foreign exchange gain (loss)	(313)	26	(331)	(249)
Loss from equity investments	—	(101)	(77)	(445)
Gain on sale of long-term strategic investments	793	—	793	—
Writedown of long-term strategic and equity investments	—	—	—	(3,016)

Total other income (expense)	624	157	1,073	(1,533)

Income (loss) before income taxes	1,049	(1,771)	(5,882)	(15,133)

Provision for (recovery of) income taxes	80	(25)	308	284

Net income (loss)	$969	$(1,746)	$(6,190)	$(15,417)

Weighted average common shares used
Basic	61,066	60,064	60,804	59,877
Diluted	61,066	60,064	60,804	59,877

Net income (loss) per share
Basic	$0.02	($0.03)	($0.10)	($0.26)
Diluted	$0.02	($0.03)	($0.10)	($0.26)

ENTRUST, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS

Cash and marketable investments	$20,485	$22,527
Accounts receivable, net of allowance for doubtful accounts	20,773	21,117
Other current assets	4,079	2,904
Property and equipment, net	1,490	2,721
Purchased product rights and other purchased intangible assets, net	11,543	13,843
Goodwill	60,214	60,214
Long-term strategic and equity investments	91	169
Other long-term assets, net	3,479	4,321

Total assets	$122,154	$127,816

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$16,330	$20,268
Accrued restructuring charges	19,266	24,518
Deferred revenue	27,894	23,575
Long-term liabilities	218	231

Total liabilities	63,708	68,592

Shareholders’ equity	58,446	59,224

Total liabilities and shareholders’ equity	$122,154	$127,816

The following supplemental tables provide non-GAAP financial measures used by the company’s management to evaluate operational results. The company believes this information may be useful to investors. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of purchase product rights and other purchased intangibles, and non recurring restructuring and impairment charges. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

For additional information regarding these non-GAAP financial measures, see the Form 8-K dated January 29, 2008 that Entrust has filed with the Securities and Exchange Commission.

ENTRUST, INC.

SUPPLEMENTAL

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

	Three Months Ended December 31st,		Year Ended December 31st,
	2007	2006	2007	2006
Reconciliation of net income (loss) per GAAP to Non-GAAP income (loss):

GAAP net income (loss)	$969	$(1,746)	$(6,190)	$(15,417)
Adjustments for share-based compensation expense:
Cost of revenues	61	92	286	283
Sales and marketing	346	342	1,279	977
Research and development	28	214	602	476
General and administrative	189	544	1,639	1,655
Amortization of other purchased intangibles:
Cost of revenues	39	39	153	90
Sales and marketing	211	228	877	479
Amortization of purchased product rights	368	337	1,400	1,075
Restructuring charges and adjustments	—	—	—	2,765
Write-down of long-term strategic and equity investments	—	—	—	3,016

Non-GAAP income (loss)	$2,211	$50	$46	$(4,601)

Reconciliation of net income (loss) per diluted share according to GAAP to Non-GAAP income (loss) per diluted share:

GAAP net income (loss) per diluted share	$0.02	($0.03)	($0.10)	($0.26)

Adjustments for share-based compensation expense	0.01	0.02	0.06	0.06
Amortization of other purchased intangibles:	—	—	0.02	0.01
Amortization of purchased product rights	0.01	0.01	0.02	0.02
Restructuring charges and adjustments	—	—	—	0.04
Write-down of long-term strategic and equity investments	—	—	—	0.05

	0.02	0.03	0.10	0.18

Non-GAAP income (loss) per diluted share	$0.04	$0.00	$0.00	($0.08)

Weighted average common shares used	61,066	60,064	60,804	59,877

Reconciliation of net cash flow from operating activities per GAAP to Non-GAAP cash flow from operations before the net change in restructuring accruals:

GAAP net cash flow from operating activities	$(1,642)	$(2,553)	$(4,529)	$4,339
Adjustments to exclude the effects of:
Net change in accrued restructuring charges	1,312	1,199	5,252	1,431

Non-GAAP cash flow from operations before the net change in restructuring accruals	$(330)	$(1,354)	$723	$5,770

Forward Looking Guidance
Earnings Per Share Range

	First Half 2008	Full Year 2008
U.S. GAAP measure	($0.01)	$0.02

Adjustments to exclude the effects of amortization of purchased intangible assets	$0.02	$0.03

Adjustments to exclude the effects of expenses related to stock-based compensation	$0.02	$0.05

Non-GAAP figures	$0.03	$0.10

Forward Looking Guidance
Total Quarterly Costs
	(in millions)
	Q1 2008
U.S. GAAP measure	$26.4

Adjustments to exclude the effects of amortization of purchased intangible assets	$0.6

Adjustments to exclude the effects of expenses related to stock-based compensation	$0.8

Non-GAAP figures	$25.0

Forward Looking Guidance
Cash Flow from Operating Activities
		(in millions)
		Full Year 2008
U.S. GAAP measure		$4.6

Adjustments to exclude the effects of the net change in accrued restructuring charges		$5.4

Non-GAAP figures		$10.0